                                                           Rule 424(b)(3)
                                                           File No. 333-11699



                         SUPPLEMENT DATED JUNE 26, 2000
                                       TO
                           PROFILE DATED MAY 1, 2000
                                      AND
                          PROSPECTUS DATED MAY 1, 2000
                                      FOR
                              MFS REGATTA CLASSIC
                           VARIABLE AND FIXED ANNUITY
             ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      Effective July 17, 2000, with the addition of a new Series -- the Technology Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 27 variable investment options available under the MFS Regatta Classic Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Technology Series and any other Series. The Technology Series and the other Series available as Variable Account investment options under the Contract are described in the current Series Fund prospectus, as supplemented.

      As a result of the addition of the Technology Series, the Profile dated May 1, 2000 (the "Profile") and the Prospectus dated May 1, 2000 (the "Prospectus") are amended and supplemented as follows:

      1. The third paragraph of Section 1, "The MFS Regatta Classic Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

      "You may choose among 27 variable investment options and a range of fixed interest options."

      2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is supplemented by the addition of the Technology Series.

      3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is supplemented as follows:

                                                                                          EXAMPLES:
                                            TOTAL ANNUAL   TOTAL ANNUAL    TOTAL       TOTAL EXPENSES
                                             INSURANCE        SERIES       ANNUAL          AT END
SUB-ACCOUNT                                   CHARGES        EXPENSES     EXPENSES    1 YEAR    10 YEARS
-----------                                 ------------   ------------   --------   --------   --------
Technology Series.........................    1.25  %        1.00  %       2.25 %      $23        $120

      4. The "Series Fund Annual Expenses" table and the footnotes thereto appearing on page 5 of the Prospectus are amended and supplemented as follows:

                                                               OTHER               TOTAL SERIES
                                          MANAGEMENT       EXPENSES (2)            EXPENSES (2)
FUND                                         FEES      (AFTER REIMBURSEMENT)   (AFTER REIMBURSEMENT)
----                                      ----------   ---------------------   ---------------------
Technology Series (4)...................    0.75%              0.25%                   1.00%

------------------------

    (1) The information relating to Series Fund expenses was provided by the Series Fund and we have not independently verified it. You should consult the Series Fund prospectus for more information about Series Fund expenses. For all Series except the Technology Series, "Management Fees," "Other Expenses," and "Total Fund Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Technology Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series because it commenced operations in June 2000 and, therefore, has less than 12 months of investment performance.

    (2) Each Series has an expense offset arrangement which reduces the Series' custodian fee based on the amount of cash maintained by the Series with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements

       (which would also have the effect of reducing the Series' expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Series Expenses" for certain of the Series would be as follows:

    Bond Series.............................................  0.71%
    Capital Appreciation Series.............................  0.75%
    Capital Opportunities Series............................  0.83%
    Equity Income Series....................................  0.91%
    Global Asset Allocation Series..........................  0.88%
    New Discovery Series....................................  1.05%
    Strategic Income Series.................................  1.03%
    Technology Series.......................................  1.03%
    Utilities Series........................................  0.81%

    (4) MFS has agreed to bear the expenses of the Series such that "Other Expenses," after taking into account the expense offset arrangement described in Footnote (2) above, will not exceed 0.25% annually. This arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Directors.

      5. The Examples presented on page 6 of the Prospectus are supplemented as follows:

      If you do or do not surrender your Contract, or if you annuitize, at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $50,000 and a 5% annual return:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                              --------   --------   --------   --------
Technology Series...........................................    $23        $70        $120       $258

      6. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 9 of the Prospectus, is supplemented as follows:

    (a) The second paragraph of the section is deleted in its entirety and replaced by the following:

        "The Series Fund is composed of 28 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 28 Series, each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 27 Series described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Series description is added to page 10 of the Prospectus:

        "TECHNOLOGY SERIES will seek capital appreciation."

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE MFS REGATTA CLASSIC VARIABLE AND FIXED ANNUITY AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST, AS SUPPLEMENTED. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

CLASSICSUPP-1 6/00                                                     CLASS-16T

                                                           Rule 424(b)(3)
                                                           File No. 333-11699





                         SUPPLEMENT DATED JUNE 26, 2000

                                       TO

                           PROFILE DATED MAY 1, 2000
                                      AND
                          PROSPECTUS DATED MAY 1, 2000

                                      FOR

                                 FUTURITY FOCUS
                           VARIABLE AND FIXED ANNUITY

             ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

      Effective July 17, 2000, with the addition of two new Funds -- the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund (each, a "Fund") -- to the Sun Capital Advisers Trust, you may allocate your money among 41 variable investment options available under the Futurity Focus Variable and Fixed Annuity. The Sun Capital Advisers Trust is managed by Sun Capital Advisers, Inc., a wholly-owned subsidiary of Sun Life Assurance Company of Canada (U.S.). Market conditions will determine the value of an investment in any of the new Funds and in any other Fund. The Funds are described in the current Fund prospectuses.

      As a result of the addition of the new Funds, the Profile dated May 1, 2000 (the "Profile") and the Prospectus dated May 1, 2000 (the "Prospectus") for the Futurity Focus Variable and Fixed Annuity are amended and supplemented as follows:

      1. The third paragraph of Section 1, "The Futurity Focus Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

      "You may choose among 41 variable investment options and a range of fixed interest options."

      2. The list of the available investment options under the Sun Capital Advisers Trust appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is supplemented by the addition of the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund.

      3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:

                                                                                          EXAMPLES:
                                            TOTAL ANNUAL   TOTAL ANNUAL    TOTAL       TOTAL EXPENSES
                                             INSURANCE        SERIES       ANNUAL          AT END
SUB-ACCOUNT                                   CHARGES        EXPENSES     EXPENSES    1 YEAR    10 YEARS
-----------                                 ------------   ------------   --------   --------   --------
Sun Capital Davis Financial Fund..........    1.25  %        0.90  %       2.15 %      $22        $248
Sun Capital Davis Venture Value Fund......    1.25  %        0.90  %       2.15 %      $22        $248

      4. The "Underlying Fund Annual Expenses" table on page 5 of the Prospectus is hereby supplemented as follows:

                                                                                         TOTAL FUND
                                               MANAGEMENT         OTHER EXPENSES           ANNUAL
                                              FEES (AFTER             (AFTER          EXPENSES (AFTER
                                           REIMBURSEMENT) (2)   REIMBURSEMENT) (2)   REIMBURSEMENT) (2)
                                           ------------------   ------------------   ------------------
Sun Capital Davis Financial Fund (10)....         0.75%                0.15%                0.90%
Sun Capital Davis Venture Value
 Fund (10)...............................         0.75%                0.15%                0.90%

      5. Footnote 2 to the "Underlying Fund Annual Expense" table on page 6 of the Prospectus is hereby deleted in its entirety and replaced by the following:

    (2) For all Funds, except the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund, "Management Fees,""Other Expenses," and "Total Fund Annual Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund are estimates for the year 2000, based on the applicable expense reimbursement waiver; no actual expense figures are shown for these Funds because they commenced operations in July 2000 and, therefore, have less than 12 months of investment experience.

      6. Additionally, the following footnote to the "Underlying Fund Annual Expenses" table is added to page 7 of the Prospectus:

    (10) The management fee for each of the Sun Capital Davis Financial Fund and the Sun Capital Davis Venture Value Fund decreases to 0.70% as the daily net assets of each Fund exceed $500 million.

      7. The Examples presented on page 8 of the Prospectus are supplemented as follows:

      If you do or do not surrender your Contract, or if you annuitize, at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average contract size of $50,000 and a 5% annual return:

                                                               1 YEAR     3 YEAR     5 YEAR    10 YEARS
                                                               ------    --------   --------   --------
Sun Capital Davis Financial Fund............................    $22        $67        $115       $248
Sun Capital Davis Venture Value Fund........................    $22        $67        $115       $248

      8. The descriptions of the Funds available under the Sun Capital Advisers Trust contained in the "Variable Account Options: The Funds" section beginning on page 11 of the Prospectus are supplemented by the following:

     SUN CAPITAL DAVIS FINANCIAL FUND seeks growth of capital by investing primarily in the common stock of financial services companies.

     SUN CAPITAL DAVIS VENTURE VALUE FUND seeks growth of capital by investing primarily in the common stock of U.S. companies with market capitalizations of at least $5 billion.

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT FUTURITY FOCUS VARIABLE AND FIXED ANNUITY PROSPECTUS, DATED MAY 1, 2000, AND SHOULD BE READ TOGETHER WITH THE PROSPECTUS AND THE CURRENT FUND PROSPECTUSES. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

FUT 344

                                       2